Exhibit 99.5

August 12, 2015

Dear Valued Client:

I hope you have heard the exciting news that FIS™ has signed a definitive agreement to acquire SunGard. This is a tremendous milestone bringing together two great companies with complementary solutions, highly talented employees that are dedicated to serving the financial services industry and similar business models. Combined, our focus will be on servicing global, regional and community financial institutions as well as private equity, asset managers and insurance companies. Most importantly, we believe this acquisition presents significant opportunities for our clients as we will be uniquely positioned to offer you a broad range of solutions for enterprise banking, capital markets, asset management, risk and compliance, treasury and insurance once the transaction is final.

The combination expands our ability to serve you, providing a broader set of technology and service offerings to enable you to serve your clients and grow in the markets you serve. The combined organization will be headquartered in Jacksonville, Fla. and I will serve as president and chief executive officer. It will operate under the FIS name.

A privately held company, SunGard is one of the world’s leading financial software companies, with annual revenue of $2.8 billion. The company provides solutions for approximately 14,000 clients in the financial services, insurance, public sector and education industries in more than 100 countries across the world. Its software solutions are delivered as a service or through on premise deployments and are surrounded by an extensive suite of service offerings.

We understand that it is your continued support and loyalty that determines our ultimate success. The FIS and SunGard solutions are very complementary. Upon close, we believe the combination will enable us to deepen our relationship with you in a more meaningful way.

The transaction is subject to all regulatory approvals and contractual closing conditions, and we expect the transaction to close during the fourth quarter. Until closing, we will continue to conduct business as usual as separate companies and will focus on serving the needs of all our clients. We are limited in the information we can share with you until the transaction closes and look forward to discussing additional details with you at the appropriate time.

As always, we thank you for your continued business and confidence in our organization.

Regards,

Gary Norcross

FIS President and CEO

Forward-looking Statements

This letter may contain statements, estimates or projections that constitute “forward-looking statements” pursuant to the safe harbor provisions of the U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from FIS’s historical experience and our present expectations or projections. These risks include, but are not limited to, changes in general economic, business and political conditions, developmental and conversion delays or disruptions inherent with new software products and technology, and risks of reduction in revenue from the elimination of existing and potential customers due to consolidation in or new laws or regulations affecting the banking, retail and financial services industries, the risk that the transaction described herein will not be completed or will not provide the expected benefits, or that we will not be able to achieve the synergies anticipated, changes in the growth rates of the markets for our solutions, and other risks detailed in our filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2014, and subsequent SEC filings. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. FIS undertakes no obligation to publicly update or revise any forward-looking statements.

Additional Information for SunGard Stockholders

In connection with the proposed transaction, FIS currently intends to file a Registration Statement on Form S-4 that will include a consent solicitation statement of SunGard. FIS also plans to file other relevant materials with the SEC. Stockholders of SunGard are urged to read the consent solicitation statement/prospectus contained in the Registration Statement and other relevant materials because these materials will contain important information about the proposed transaction. These materials will be made available to the stockholders of SunGard at no expense to them. The consent solicitation statement/prospectus, Registration Statement and other relevant materials, including any documents incorporated by reference therein, may be obtained free of charge at the SEC’s website at www.sec.gov or for free from FIS at www.fisglobal.com or by emailing info.investorrelations@fisglobal.com. Such documents are not currently available. You may also read and copy any reports, statements and other information filed by FIS with the SEC at the SEC public reference room at 100 F Street N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at (800) 732-0330 or visit the SEC’s website for further information on its public reference room.

This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.